Exhibit 23(a)
Consent Of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1998 Incentive Compensation Plan of Jo-Ann Stores, Inc. of our reports dated March 31, 2005, with respect to the consolidated financial statements of Jo-Ann Stores, Inc. for the year ended January 29, 2005 and Jo-Ann Stores, Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Jo-Ann Stores, Inc., included in its Annual Report (Form 10-K) for the year ended January 29, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Cleveland, Ohio
September 7, 2005